UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 17, 2010 (June 10, 2010)

HEALTHCARE REALTY TRUST INCORPORATED

(Exact Name of Registrant as Specified in Charter)

MARYLAND	001-11852	62-1507028

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
3310 West End Ave. Suite 700 Nashville, Tennessee 37203

(Address of principal executive offices) (Zip Code)
(615) 269-8175

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events
     On June 10, 2010, Healthcare Realty Trust Incorporated (the “Company”), through a consolidated joint venture subsidiary, entered into agreements with Catholic Health Initiatives Colorado to develop two four-story medical office buildings totaling approximately 200,000 square feet and a related parking structure on the St. Anthony West Medical Campus, which is currently under development in Lakewood, Colorado.
     The Company and its joint venture partner, Ladco Development of Des Moines, Iowa, will develop the facilities. The Company expects its total investment in this project to be approximately $55 million. Construction is expected to commence July 2010 and completion is estimated for the third quarter of 2011. Leases for approximately 66,000 square feet of office space have been executed, including a women’s imaging center and an oncology center. Lakewood is a burgeoning community immediately west of Denver with demographics that support increasing demand for high-quality medical office space.
     The new St. Anthony West Medical Campus will be comprised of a 222-bed acute care replacement hospital and the new 48-bed OrthoColorado hospital. The campus will provide specialties in the areas of trauma and emergency, orthopedics, neurosciences, cardiovascular and women’s services and will replace St. Anthony Central Hospital located in Denver, Colorado. St. Anthony West Medical Campus is part of the Centura Health System in Colorado, which is a joint venture between Catholic Health Initiatives and the Portercare Adventist Health System.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE REALTY TRUST INCORPORATED
	By:	/s/ Scott W. Holmes
Scott W. Holmes
Date: June 17, 2010		Executive Vice President and Chief Financial Officer